Exhibit (h)

DISTRIBUTION AGREEMENT

THIS DISTRIBUTION AGREEMENT (the “Agreement”) is made as of this ___ day of _______, 2025, by and between ABL Longevity Growth and Income Fund, a Delaware statutory trust (the “Fund”), ABL Wealth Advisors, LLC, a Delaware limited liability company, solely for purposes of Section 5 hereof (the “Adviser”) and UMB Distribution Services, LLC, a Wisconsin limited liability company (“Provider”).

WHEREAS, the Fund is a non-diversified, closed-end interval fund which is authorized to issue shares of beneficial interest (“Shares”);

WHEREAS, Provider is registered as a broker-dealer under the 1934 Act and is a member of FINRA; and

WHEREAS, the Fund and Provider desire to enter into an agreement pursuant to which Provider shall be the distributor for the Shares.

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. Definitions. In addition to any terms defined in the body of this Agreement, the following capitalized terms shall have the meanings set forth hereinafter whenever they appear in this Agreement:

“1933 Act” shall mean the Securities Act of 1933, as amended.

“1934 Act” shall mean the Securities Exchange Act of 1934, as amended.

“1940 Act” shall mean the Investment Company Act of 1940, as amended.

“Board” shall mean the Board of Trustees of the Fund.

“Commission” shall mean the U.S. Securities and Exchange Commission.

“FINRA” shall mean the Financial Industry Regulatory Authority, Inc.

“Offering Price” shall mean the price per share that the Shares will be offered for sale to the public calculated in accordance with the Fund’s then current Prospectus.

“Prospectus” shall mean the current Prospectus and Statement of Additional Information with respect to the Fund (including any applicable amendments and supplements thereto) actually received by Provider from the Fund with respect to which the Fund has indicated a Registration Statement has become effective under the 1933 Act and the 1940 Act.

“Registration Statement” shall mean any registration statement on Form N-2 at any time now or hereafter filed with the Commission with respect to any of the Shares and any amendments and supplements thereto which at any time shall have been or will be filed with the Commission.

“Services” shall mean the services described in Section 2 of this Agreement and such additional services as may be agreed to by the parties from time to time and set forth in an amendment to this Agreement.

“Shares” shall mean such shares of beneficial interest, or class thereof, of the Fund as may be issued from time to time.

“Shareholder” shall mean a record owner of Shares of the Fund.

2. Appointment and Services.

(a) The Fund hereby appoints Provider as agent for the distribution of Shares during the term of this Agreement and on the terms set forth in this Agreement and Provider accepts such appointment. Subject to the direction and control of the Board and utilizing information provided by the Fund and its current and prior agents and service providers, Provider will render the Services in accordance with the terms of this Agreement. The duties of Provider shall be confined to those expressly set forth herein, and no implied duties are assumed by or may be asserted against Provider hereunder.

(b) Provider will act as distributor for the distribution of Shares in accordance with the instructions of the Board and the Registration Statement and Prospectus then in effect with respect to the Fund under the 1933 Act.

(c) Provider may incur expenses for distribution activities which it deems reasonable and which are primarily intended to result in the sale of Shares, including, but not limited to, advertising, the printing and mailing of prospectuses to other than current Shareholders, and the printing and mailing of sales literature. At the direction of the Fund, Provider may in its sole discretion enter into servicing and/or selling agreements with qualified broker/dealers and other persons or entities with respect to the offering of Shares to the public. Provider shall not be obligated to incur any specific expenses or sell any certain number of Shares.

(d) All Shares offered for sale by Provider shall be offered for sale at the Offering Price. Provider shall have no liability for the payment of the purchase price of the Shares sold pursuant to this Agreement or with respect to redemptions or repurchases of Shares. The price the Fund shall receive for any Shares purchased by investors shall be the net asset value used in determining the Offering Price applicable to the sale of such Shares, as calculated in the manner set forth in the Fund’s Registration Statement.

(e) Provider shall act as distributor of the Shares in compliance in all material respects with all applicable laws, rules and regulations, including, without limitation, all rules and regulations made or adopted pursuant to the 1940 Act, by the Commission and FINRA.

(f) Provider shall not utilize any materials in connection with the sale or offering of Shares except the Prospectus and such other materials as the Fund shall provide or approve. Provider agrees to review all marketing materials prepared for use by or on behalf of the Fund for compliance with applicable rules and regulations in advance of the use of such materials. The Fund agrees to incorporate changes to such materials as Provider may request to the reasonable satisfaction of Provider. Provider will file such materials as may be required with FINRA, or the Commission. The Fund represents that it will not use or authorize the use of any marketing materials, including any such materials in use prior to the execution of this Agreement, unless and until such materials have been approved and authorized for use by Provider. All marketing materials related to the Fund shall be delivered to Provider for review prior to use with sufficient time to permit Provider to review the material and to file with FINRA if necessary. The Fund and Provider shall mutually agree upon a reasonable turnaround time for such review. Provider shall, with respect to any marketing materials required to be filed with FINRA, file such marketing materials within ten (10) business days of the date of first use. The Fund shall address any comments received from FINRA with respect to any marketing materials to the satisfaction of Provider, including updating or discontinuing use of such marketing material.

3. Duties and Representations of the Fund.

(a) The Fund represents that it is registered as a closed-end investment company under the 1940 Act and that it has and will continue to act in conformity with its Declaration of Fund, its Bylaws, its Registration Statement and resolutions and other instructions of its Board and has and will continue to comply with all applicable laws, rules and regulations including without limitation the 1933 Act, the 1934 Act, the 1940 Act, the laws of the states in which Shares are offered and sold, and the rules and regulations thereunder.

(b) The Fund shall take or cause to be taken all necessary action to register and maintain the registration of the Shares for sale as herein contemplated and shall pay all costs and expenses in connection with the registration of Shares and be responsible for all expenses in connection with maintaining facilities for the issue and transfer of Shares and for supplying information, prices and other data to be furnished by the Fund hereunder.

(c) The Fund shall execute any and all documents and furnish any and all information and otherwise take all actions which may be reasonably necessary in the discretion of the Fund’s officers in connection with the qualification of the Shares for sale in such states as Provider and the Fund may agree, shall maintain the registration of a sufficient number or amount of Shares thereunder, and shall pay all costs and expenses in connection with such qualification. The Fund shall notify Provider, or cause Provider to be notified, of the states in which Shares may be sold and shall notify Provider of any change thereto.

(d) The Fund shall, at its expense, keep Provider fully informed with respect to its affairs as necessary for Provider to perform the Services and to fulfill any applicable regulatory or legal responsibilities. In addition, the Fund shall furnish Provider from time to time such information, documents and reports with respect to the Fund and the Shares as Provider may reasonably request, and the Fund warrants that the statements contained in any such information shall be true and correct and fairly represent what they purport to represent.

(e) The Fund represents to Provider that all Registration Statements and Prospectuses of the Fund filed or to be filed with the Commission under the 1933 Act and 1940 Act with respect to the Shares have been and will be prepared in conformity with the requirements of the 1933 Act, 1940 Act, and the rules and regulations of the Commission thereunder. The Fund represents and warrants to Provider that any Registration Statement and Prospectus, when such Registration Statement becomes effective, will contain all statements required to be stated therein in conformity with the 1933 Act, 1940 Act, and the rules and regulations of the Commission; that all information contained in the Registration Statement and Prospectus will be true and correct in all material respects when such Registration Statement becomes effective; and that neither the Registration Statement nor any Prospectus when such Registration Statement becomes effective will include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the above representations are expressly based on the Fund’s reasonable assumption that information supplied by Provider and included in the Fund’s Registration Statements and Prospectus is at all relevant times materially correct and accurate. The Fund agrees to file from time to time such amendments, supplements, reports and other documents as may be necessary or required in order to: (1) comply with the 1933 Act and the 1940 Act; (2) ensure that there is no untrue statement(s) of a material fact in a Registration Statement or Prospectus; or (3) ensure that all statements necessary or required in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading. The Fund shall promptly notify Provider of any advice given to it by counsel to the Fund regarding the necessity or advisability of amending or supplementing the Registration Statement.

(f) The Fund shall not file any amendment to the Registration Statement or supplement to any Prospectus without giving Provider reasonable notice thereof in advance and if Provider declines to assent to such amendment (after a reasonable time), the Fund may terminate this Agreement forthwith by written notice to Provider without payment of any penalty. If the Fund shall not propose an amendment or amendments and/or supplement or supplements promptly after receipt by the Fund of a written request in good faith from Provider to do so, Provider may, at its option, terminate this Agreement upon no less than 60 days’ written notice. In addition, if, at any time during the term of this Agreement, Provider requests that the Fund make any change in its governing instruments or in its methods of doing business which are necessary in order to comply with any requirement of applicable law or regulation, and the Fund fails (after a reasonable time) to make any such change as requested, Provider may terminate this Agreement forthwith by written notice to the Fund without payment of any penalty. Nothing contained in this Agreement shall in any way limit the Fund’s right to file at any time any amendments to any Registration Statement and/or supplements to any Prospectus, of whatever character, as the Fund may deem advisable, with advice of its counsel, such right being in all respects absolute and unconditional.

(g) Whenever in its judgment such action is warranted by market, economic or political conditions, availability of suitable investments, or by circumstances of any kind, the Fund may decline to accept any orders for, or make any sales of, any Shares until such time as the Fund deems it advisable to accept such orders and to make such sales and the Fund shall advise Provider promptly of such determination.

(h) The Fund agrees to advise Provider promptly in writing of the following:

(i) any material correspondence or other material communication by the Commission or its staff relating to the Fund including requests by the Commission for amendments to the Registration Statement or Prospectuses;

(ii) the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or Prospectuses then in effect or the initiation of any proceeding for that purpose;

(iii) the happening of any event which makes untrue any statement of a material fact made in the Registration Statement or Prospectuses or which requires the making of a change in such Registration Statement or Prospectuses in order to make the statements therein not misleading; or

(iv) all actions taken by the Commission with respect to any amendments to any Registration Statement or Prospectus which may from time to time be filed with the Commission.

4. Offering of Shares. No Shares shall be offered by either Provider or the Fund under any of the provisions of this Agreement and no orders for the purchase or sale of such Shares hereunder shall be accepted by the Fund if and so long as the effectiveness of the Registration Statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the 1933 Act or if and so long as the current Prospectus as required by Section 10 of the 1933 Act, as amended, is not on file with the Commission; provided, however, that nothing contained in this paragraph 4 shall in any way restrict or have an application to or bearing upon the Fund’s obligation to repurchase Shares from any shareholder in accordance with the provisions of the Prospectus or Declaration of Fund.

5. Fees.

(a) As compensation for the services performed hereunder and the expenses incurred by Provider, the Adviser shall pay Provider the fees and reimburse the expenses of Provider as provided in Schedule A hereto. Fees shall be adjusted in accordance with Schedule A or as otherwise agreed to by the parties from time to time. Fees shall be earned and paid quarterly in arrears in an amount equal to 1/ 4th of the applicable annual fee. The parties may amend this Agreement to include fees for any additional services requested by the Fund or Adviser or enhancements to current Services. The Adviser agrees to pay Provider’s then current rates for Services added to, or for any enhancements to existing Services set forth on, Schedule A after the execution of this Agreement.

(b) For the purpose of determining fees payable to Provider, net asset value shall be computed in accordance with the Prospectus and resolutions of the Board. The fee for the period from the day of the month this Agreement is entered into until the end of that month shall be pro-rated according to the proportion that such period bears to the full monthly period. Upon any termination of this Agreement before the end of any month, the fee for such part of a month shall be pro-rated according to the proportion which such period bears to the full monthly period and shall be payable upon the date of termination of this Agreement. Should the Fund be liquidated, merged with or acquired by another fund or investment company, any accrued fees shall be immediately payable.

(c) Provider will bear all expenses incurred by it in connection with the performance of its services under Section 2, except as otherwise provided herein. Provider shall not be required to pay or finance any costs and expenses incurred in the operation of the Fund, including, but not limited to: taxes; interest; brokerage fees and commissions; salaries, fees and expenses of officers and trustees; Commission fees and state Blue Sky fees; advisory fees; charges of custodians, transfer agents, dividend disbursing and accounting services agents and other service providers; security pricing services; insurance premiums; outside auditing and legal expenses; costs of organization and maintenance of corporate existence; taxes and fees payable to federal, state and other governmental agencies; preparation, typesetting, printing, proofing and mailing of Prospectuses, notices, forms and applications and proxy materials for regulatory purposes and for distribution to current Shareholders; preparation, typesetting, printing, proofing and mailing and other costs of Shareholder reports; expenses in connection with the electronic transmission of documents and information including electronic filings with the Commission and the states; research and statistical data services; expenses incidental to holding meetings of the Shareholders and trustees; fees and expenses associated with internet, e-mail and other related activities; and extraordinary expenses. Expenses incurred for distribution of shares, including the typesetting, printing, proofing and mailing of Prospectuses for persons who are not shareholders of the Fund, will be borne by the Adviser, except for such expenses permitted to be paid by the Fund under a distribution and/or service plan, if any, adopted pursuant to Rule 12b-1 of the 1940 Act or exemptive relief received by the Fund from the Commission (“Distribution Plan”).

(d) The Adviser also agrees to promptly reimburse Provider for all out-of-pocket expenses or disbursements incurred by Provider in connection with the performance of Services under this Agreement. Out-of-pocket expenses shall include, but not be limited to, those items specified on Schedule A hereto. If requested by Provider, out-of-pocket expenses are payable in advance. Payment of postage expenses, if prepayment is requested, is due at least seven (7) days prior to the anticipated mail date. In the event Provider requests advance payment, Provider shall not be obligated to incur such expenses or perform the related Service(s) until payment is received.

(e) The Adviser agrees to pay all amounts due hereunder within thirty (30) days of receipt of each invoice (“Due Date”). Except as provided in Schedule A, Provider shall bill Service fees monthly, and out-of-pocket expenses as incurred (unless prepayment is requested by the Provider). Provider may, at its option, arrange to have various service providers submit invoices directly to the Adviser for payment of reimbursable out-of-pocket expenses.

(f) The Adviser is aware that its failure to remit to Provider all amounts due on or before the Due Date will cause Provider to incur costs not contemplated by this Agreement, including, but not limited to carrying, processing and accounting charges. Accordingly, in the event that the Provider does not receive any amounts due hereunder by the Due Date, the Adviser agrees to pay a late charge on the overdue amount equal to one and one-half percent (1.5%) per month or the maximum amount permitted by law, whichever is less. In addition, the Adviser shall pay Provider’s reasonable attorney’s fees and court costs in the event that an attorney is engaged to assist in the collection of any undisputed amounts due Provider. The parties hereby agree that such late charge represents a fair and reasonable computation of the costs incurred by reason of the Adviser’s late payment. Acceptance of such late charge shall in no event constitute a waiver by Provider of the Adviser’s default or prevent Provider from exercising any other rights and remedies available to it.

(g) In the event that any charges are disputed, the Adviser shall, on or before the Due Date, pay all undisputed amounts due hereunder and notify Provider in writing of any disputed charges for out-of-pocket expenses which it is disputing in good faith. Payment for such disputed charges shall be due on or before the fifth business day after the day on which Provider provides to the Adviser documentation which an objective observer would agree reasonably supports any disputed charges (“Revised Due Date”). Late charges shall not begin to accrue as to charges disputed in good faith until the first day after the Revised Due Date.

(h) The Adviser acknowledges that the fees charged by Provider under this Agreement reflect the allocation of risk between the parties, including the exclusion of remedies and limitations of liability in Section 7. Modifying the allocation of risk from what is stated herein would affect the fees that Provider charges. Accordingly, in consideration of those fees, the Adviser agrees to the stated allocation of risk.

(i) Notwithstanding anything to the contrary, amounts owed by the Adviser to the Provider under this Section 5 may be paid from Distribution Plan fees or, if the Fund does not have a Distribution Plan, or if Distribution Plan fees are not sufficient to pay such fees and expenses, or if the Distribution Plan is discontinued, or if the Adviser otherwise determines that Distribution Plan fees shall not, in whole or in part, be used to pay Provider, the Adviser shall be responsible for the payment of the amount of such fees and expenses not covered by Distribution Plan payments.

6. Confidentiality. In case of any requests or demands for inspection of the records of the Fund, Provider will endeavor to notify the Fund promptly and to secure instructions from a representative of the Fund as to such inspection. Records and information which have become known to the public through no wrongful act of Provider or any of its employees, agents or representatives, and information which was already in the possession of Provider prior to receipt thereof, shall not be subject to this paragraph. The obligations of the parties under this Section 6 shall survive the termination of this Agreement.

7. Limitation of Liability.

(a) Provider shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Fund in connection with the performance of its obligations and duties under this Agreement, except a loss resulting from Provider’s willful misfeasance, bad faith or gross negligence in the performance of such duties and obligations, or by reason of its reckless disregard thereof. Furthermore, notwithstanding anything herein to the contrary, Provider shall not be liable for: (1) any action taken or omitted to be taken in accordance with instructions received by Provider from an officer or representative of the Fund; or, (2) any action taken or omission by the Fund, its investment adviser(s) or any past or current service provider.

(b) Notwithstanding anything herein to the contrary, Provider will be excused from its obligation to perform any act, service or obligation required of it hereunder for the duration that such performance is prevented by events beyond its reasonable control and shall not be liable for any default, damage, loss of data or documents, errors, delay or any other loss whatsoever caused thereby. Provider will, however, take all reasonable steps to minimize the effect of any service interruption for any period that such interruption continues beyond its control.

(c) In no event and under no circumstances shall Provider, its affiliates or any of its or their members, officers, directors, agents or employees be liable to anyone, including, without limitation, the other party, under any theory of tort, contract, strict liability or other legal or equitable theory for lost profits, exemplary, punitive, special, indirect or consequential damages for any act or failure to act under any provision of this Agreement regardless of whether such damages were foreseeable and even if advised of the possibility thereof.

8. Indemnification.

(a) The Fund authorizes Provider to use any Prospectus, in the form furnished to Provider from time to time, in connection with the sale of Shares. The Fund shall indemnify, defend and hold Provider, and each of its present or former directors, members, officers, employees, representatives and any person who controls or previously controlled Provider within the meaning of Section 15 of the 1933 Act (“Provider Indemnitees”), free and harmless from and against: (1) any and all losses, claims, demands, liabilities, damages, charges, payments, costs and expenses (including the costs of investigating or defending any alleged losses, claims, demands, liabilities, damages, charges, payments, fines, penalties, costs or expenses and any reasonable counsel fees incurred in connection therewith) of any and every nature (“Losses”) which Provider and each of the Provider Indemnitees may incur under the 1933 Act, the 1934 Act, the 1940 Act and any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in the Registration Statement or any Prospectus, an annual or interim report to shareholders or sales literature, or any amendments or supplements thereto, or arising out of or based upon any omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading; provided, however, that the Fund’s obligation to indemnify Provider and any of the foregoing Provider Indemnitees shall not be deemed to cover any Losses arising out of any untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with information relating to Provider and furnished to the Fund or its counsel by Provider in writing for the purpose of, and used in, the preparation thereof; (2) any and all Losses which Provider and each of the Provider Indemnitees may incur in connection with this Agreement or Provider’s performance hereunder, except to the extent the Losses result from Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement; or (3) any and all Losses which Provider and each Provider Indemnitee may incur when acting in accordance with instructions from the Fund or its representatives.

(b) Promptly after receipt by Provider of notice of the commencement of an investigation, action, claim or proceeding, Provider shall, if a claim for indemnification in respect thereof is made under this section, notify the Fund in writing of the commencement thereof, although the failure to do so shall not prevent recovery by Provider or any Provider Indemnitee. The Fund shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such Loss, but if the Fund elects to assume the defense, such defense shall be conducted by counsel chosen by the Fund and approved by Provider, which approval shall not be unreasonably withheld. In the event the Fund elects to assume the defense of any such suit and retain such counsel and notifies Provider of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of the Fund’s election. If the Fund does not elect to assume the defense of any such suit, or in case Provider does not, in the exercise of reasonable judgment, approve of counsel chosen by the Fund, or in case there is a conflict of interest between the Fund and Provider or any Provider Indemnitee, the Fund will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Provider and them. The Fund’s indemnification agreement contained in this Section 8 and the Fund’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Provider and each Provider Indemnitee and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to Provider’s benefit, to the benefit of each Provider Indemnitee and their estates and successors. The Fund agrees to promptly notify Provider of the commencement of any litigation or proceedings against the Fund or any of its officers or directors in connection with the issue and sale of any of the Shares.

(c) The Fund acknowledges and agrees that in the event Provider, at the direction of the Fund, is required to give indemnification to any entity selling Shares or providing shareholder services to Shareholders or others and such entity shall make a claim for indemnification against Provider, Provider shall make a similar claim for indemnification against the Fund and shall be entitled to such indemnification.

(d) Provider shall indemnify, defend and hold the Fund, and each of its present or former trustees, officers, employees, representatives, and any person who controls or previously controlled the Fund within the meaning of Section 15 of the 1933 Act (“Fund Indemnitees”), free and harmless from and against any and all Losses which the Fund, and each of its present or former trustees, officers, employees, representatives, or any such controlling person, may incur under the 1933 Act, the 1934 Act, the 1940 Act, any other statute (including Blue Sky laws) or any rule or regulation thereunder, or under common law or otherwise: (1) arising out of or based upon any untrue, or alleged untrue, statement of a material fact contained in the Fund’s Registration Statement or any Prospectus, as from time to time amended or supplemented, or the omission, or alleged omission, to state therein a material fact required to be stated therein or necessary to make the statement not misleading, but only if such statement or omission was made in reliance upon, and in conformity with, information relating to Provider and furnished in writing to the Fund or its counsel by Provider for the purpose of, and used in, the preparation thereof; or (2) to the extent any Losses arise out of or result from Provider’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement. Provider’s agreement to indemnify the Fund and any of the Fund Indemnitees shall not be deemed to cover any Losses to the extent they arise out of or result from the Fund’s willful misfeasance, bad faith or negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties, under this Agreement.

(e) Promptly after receipt by the Fund of notice of the commencement of an investigation, action, claim or proceeding, the Fund shall, if a claim for indemnification in respect thereof is to be made under this section, notify Provider in writing of the commencement thereof, although the failure to do so shall not prevent recovery by the Fund or any Fund Indemnitee. Provider shall be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such loss, claim, demand, liability, damage or expense, but if Provider elects to assume the defense, such defense shall be conducted by counsel chosen by Provider and approved by the Fund, which approval shall not be unreasonably withheld. In the event Provider elects to assume the defense of any such suit and retain such counsel and notifies Provider of such election, the indemnified defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by them subsequent to the receipt of Provider’s election. If Provider does not elect to assume the defense of any such suit, or in case the Fund does not, in the exercise of reasonable judgment, approve of counsel chosen by Provider, or in case there is a conflict of interest between the Provider and the Fund or any Fund Indemnitee, Provider will reimburse the indemnified person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by the Fund and them. Provider’s indemnification agreement contained in this Section 8 and Provider’s representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of the Fund or any Fund Indemnitee and shall survive the delivery of any Shares and the termination of this Agreement. This agreement of indemnity will inure exclusively to the Fund’s benefit, to the benefit of each Fund Indemnitee and their estates and successors. Provider agrees to promptly notify the Fund of the commencement of any litigation or proceedings against Provider or any of its officers or directors in connection with the issue and sale of any of the Shares.

9. Term.

(a) This Agreement shall become effective with respect to the Fund as of the date of effectiveness of the Registration Statement. Unless sooner terminated as provided herein, this Agreement shall continue in effect for 24 months. Thereafter, if not terminated, this Agreement shall continue automatically in effect for successive annual periods, provided such continuance is specifically approved at least annually by: (1) the Board; or (2) the vote of a majority (as defined in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund; and provided that in either event the continuance is also approved by a majority of the Board who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval.

(b) This Agreement may be terminated without penalty: (1) through a failure to renew this Agreement at the end of a term; (2) upon mutual consent of the parties; or (3) on no less than sixty (60) days’ written notice, by the Board, by vote of a majority (as defined with respect to voting securities in the 1940 Act and Rule 18f-2 thereunder) of the outstanding voting securities of the Fund, or by Provider (which notice may be waived by the party entitled to such notice). The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by Provider and the Fund. This Agreement will also terminate automatically in the event of its assignment (as defined in the 1940 Act). In the event this Agreement is terminated by the Provider, the Provider will use good faith efforts to assist the Fund and the Adviser to transition the Services to another provider.

(c) In the event of termination of this Agreement, all reasonable expenses associated with movement of records and materials and conversion thereof shall be borne by the Fund. Notwithstanding anything herein to the contrary, upon the termination of this Agreement as provided herein or the liquidation of the Fund, Provider shall deliver the records of the Fund to the Fund or its designee in a form that is consistent with Provider’s applicable license agreements at the expense of the Fund, and thereafter the Fund or its designee shall be solely responsible for preserving the records for the periods required by all applicable laws, rules and regulations.

10. Miscellaneous.

(a) Any notice required or to be permitted to be given by either party to the other shall be in writing and shall be deemed to have been given when sent by either an overnight delivery service or by registered or certified mail, postage prepaid, return receipt requested, to the addresses listed below, or to such other location as either party may from time to time designate in writing:

If to Provider:	UMB Distribution Services, LLC
235 West Galena Street
Milwaukee, Wisconsin 53212
Attention: Legal Department

If to the Fund:	c/o ABL Wealth Advisors, LLC
2101 Park Center Drive, Suite 200
Orlando, FL 32835
Attention: Jay Jackson

If to the Adviser:	c/o ABL Wealth Advisors, LLC
2101 Park Center Drive, Suite 200
Orlando, FL 32835
Attention: Jay Jackson

If notice is sent by electronic delivery or facsimile, it shall be deemed to have been given immediately (contingent upon confirmed receipt by the intended recipient). If notice is sent by registered or certified mail, it shall be deemed to have been given upon return receipt or delivery confirmation. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.

(b) Except as provided to the contrary herein, this Agreement may not be amended or modified in any manner except by written agreement executed by both parties with the formality of this Agreement.

(c) This Agreement shall be governed by Delaware law, excluding the laws on conflicts of laws. To the extent that the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control, and nothing herein shall be construed in a manner inconsistent with the 1940 Act or any rule or order of the Commission thereunder. Any provision of this Agreement which may be determined by competent authority to be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. In such case, the parties shall in good faith modify or substitute such provision consistent with the original intent of the parties.

(d) This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original agreement but such counterparts shall together constitute but one and the same instrument. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

(e) The services of Provider hereunder are not deemed to be exclusive. Provider may render such services and any other services to others, including other investment companies. The Fund recognizes that from time to time directors, officers, and employees of Provider may serve as directors, trustees, officers and employees of other entities (including other investment companies), that such other entities may include the name of Provider as part of their name and that Provider or its affiliates may enter into distribution, administration, fund accounting, transfer agent or other agreements with such other entities.

(f) The captions of this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

(g) This Agreement is executed by the Fund and the obligations hereunder are not binding upon any of the trustees, officers or shareholders of the Fund individually but are binding only upon the Fund.

(h) This Agreement and the Schedule incorporated hereto constitute the full and complete understanding and agreement between Provider, the Fund and the Adviser and supersedes all prior negotiations, understandings and agreements.

(i) The person signing below represents and warrants that he/she is duly authorized to execute this Agreement on behalf of the Fund and the Adviser.

(j) Except as specifically provided herein, this Agreement does not in any way affect any other agreements entered into between the parties hereto and any actions taken or omitted by any party hereunder shall not affect any rights or obligations of the other party.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by a duly authorized officer as of the day and year first above written.

ABL LONGEVITY GROWTH AND INCOME FUND	UMB DISTRIBUTION SERVICES, LLC
(the “Fund”)	(“Provider”)

By:	By:
Name:	Name: Scott Schulenburg
Title:	Title: President

SOLELY FOR PURPOSES OF SECTION 5, ABL WEALTH ADVISORS, LLC

By:
Name:
Title:

Schedule A

to the

Placement Agent Agreement

by and between

ABL Longevity Growth and Income Fund,

ABL Wealth Advisors, LLC

and

UMB Distribution Services, LLC

FEES

Compliance and Medallion Fees

Annual Asset-Based Fee (per fund)
• First $1 billion in assets	0.70 basis points, plus
• Next $2 billion in assets	0.50 basis points, plus
• Assets in excess of $3 billion	0.20 basis points

Subject to Minimum Annual Fee (per fund)	$18,000

Advertising Compliance
• Regular review/comment on advertising (turnaround within 48 hours)	$100 per hour	**
• Rapid review service (turnaround within 24 hours) – in addition to the per-hour charge for regular review	$400 per submission

** Does not include FINRA filing fees (if applicable), which are paid by the mutual fund company or Advisor

Selling Agreement Review
Review and comment on non-standard selling agreements	Waived

Employee Licensing
• Registered personnel oversight	$3,000 per year, per person
• Annual branch office visit (where dual rep maintains office location other than client’s main office)	$2,500 per year, per location
• Fee based on total compensation flowing through UMBDS for payment of Registered Reps	2%

Appropriate for registered agents of the Adviser who are proactively marketing the Fund(s) to financial intermediaries

Employee licensing activities include establishing a system to supervise operations; developing a procedure manual tailored to your requirements (e.g., remote location, branch office or office of supervisory jurisdiction); training your staff on compliance procedures; monthly compliance review (e.g., email, presentations, marketing materials, websites, correspondence, incoming mail, etc.); periodic on-site examinations; and more.

Out-of-Pocket Expenses-Distributor Services

Out-of-pocket expenses include but are not limited to travel on behalf of the Administrator or Fund(s) (airfare, transportation, lodging and meals), postage, materials, background checks, charges associated with archiving emails (currently $10 per month and subject to change), FINRA and state licensing fees, FINRA registration, filing and testing fees and expenses, attorney’s fees incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds.

*	For UMB Distribution Services, LLC, as named distributor

The expenses of marketing, promoting and distributing a fund are in addition to the fees above and include but are not limited to: the development and printing of prospectuses, advertising, and direct mail pieces; public relations activities; trade show attendance; call management and fulfillment; and fees paid to broker-dealers.

Out-of-Pocket Expenses

Out-of-pocket expenses include but are not limited to normal recurring expenses such as pricing services; security master set-up services; corporate action services; factor services; EDGAR filing fees; design, typesetting and printing of investor reports and prospectuses; customized reporting; third-party data provider/research services costs (including but not limited to Gainskeeper, E&Y PFIC Analyzer, Bloomberg, GICS, MSCI, CUSIP, SEDOL); assistance in preparation of responses to IRS correspondence; statement paper; tax forms; envelopes; postage; express delivery charges; courier services; telephone charges; printing of reports; photocopying; binders; dividers; stationery; record retention/storage/retrieval; travel on behalf and request of the fund; bank account service fees and any other bank charges; DTCC/NSCC participant billing; customer identity check fees; and expenses, including but not limited to attorney’s fees, incurred in connection with responding to and complying with SEC or other regulatory investigations, inquiries or subpoenas, excluding routine examinations of UMB in its capacity as a service provider to the funds. Customized reports or excessive reporting requests may be charged in accordance with the current pricing schedule.

Complex tax vehicles such as MLPs, straddles, or other unique structures may require additional charges for review or systems.

All fees, other than basis point fees, are subject to an annual escalation equal to the increase in the Consumer Price Index–Urban Wage Earners (CPI). Such escalations shall be effective commencing one year from the effective date of each Fund and the corresponding date each year thereafter. No amendment of this fee schedule shall be required with each escalation. CPI will be determined by reference to the Consumer Price Index News Release issued by the Bureau of Labor Statistics, U.S. Department of Labor.

Fees for services not contemplated by this schedule will be negotiated on a case-by-case basis.